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EXHIBIT 21


FIRST FINANCIAL BANCORP. SUBSIDIARIES

First National Bank of Southwestern Ohio, organized as a national banking association under the laws of the United States

Community First Bank & Trust, incorporated in the state of Ohio

Union Trust Bank, incorporated in the state of Indiana

Indiana Lawrence Bank, incorporated in the state of Indiana

Fidelity Federal Savings Bank, organized as a federal stock savings bank under the laws of the United States

Citizens First State Bank, incorporated in the state of Indiana

Home Federal Bank, a Federal Savings Bank, organized as a federal stock savings bank under the laws of the United States

Union Bank & Trust Company, incorporated in the state of Indiana

The Clyde Savings Bank Company, incorporated in the state of Ohio

Peoples Bank and Trust Company, incorporated in the state of Indiana

Bright National Bank, organized as a national banking association under the laws of the United States

First Finance Mortgage Company of Southwestern Ohio, Inc. (dba Community First
           Finance), incorporated in the state of Ohio

Farmers State Bank, incorporated in the state of Indiana

National Bank of Hastings, organized as a national banking association under the laws o the United States

Vevay Deposit Bank, incorporated in the state of Indiana

MXG, Inc., incorporated in the state of Ohio